Exhibit 99.1

INCO REPORTS RESULTS
FOR SECOND QUARTER OF 2003

_________________

(All dollar amounts are expressed in United States currency)

TORONTO, July 22, 2003 – Inco Limited today reported adjusted net earnings1 of $65 million, or 35 cents per share, for the second quarter of 2003, compared with adjusted net earnings of $65 million, or 31 cents per share, for the second quarter of 2002. The adjustments made in arriving at adjusted net earnings for the second quarter of 2003 reflected the exclusion of (1) unfavourable non-cash currency translation adjustments relating to changes in the U.S.-Canadian dollar exchange rate, (2) a non-cash income tax benefit relating to the revaluation of deferred income tax liabilities for reductions in future tax rates and the overall favourable effect of certain other changes in Canadian tax legislation covering mining companies, (3) suspension costs associated with the Goro nickel-cobalt project, and (4) an expense associated with a strike by production and maintenance employees at the Ontario operations, which began on June 1, 2003. Net earnings, in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), were $60 million, or 32 cents per share, for the second quarter of 2003, compared with a net loss of $1,582 million, or $8.70 per share, for the second quarter of 2002. Adjusted net earnings for the first six months of 2003 were $126 million, or 64 cents per share, compared with adjusted net earnings of $90 million, or 41 cents per share, in the corresponding 2002 period. Net earnings for the first six months of 2003, in accordance with Canadian GAAP, were $90 million, or 36 cents per share, compared with a net loss of $1,571 million, or $8.69 per share, in the corresponding period. The adjustments made in arriving at adjusted net earnings for the second quarters and first six months of 2003 and 2002 are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

_________________

1 The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

Chief Executive Officer’s Message

        Despite the impact of the strike at our Ontario operations that commenced June 1, our second quarter results benefited from strong performance at our Manitoba and PT International Nickel Indonesia Tbk ("PT Inco") operations as well as continued robust demand in the global nickel market. At the same time, we made progress advancing our growth projects at Voisey’s Bay and Goro.

Nickel fundamentals remain strong

        The nickel market showed its underlying strength in the second quarter as demand remained robust despite negative economic news and a sluggish recovery in Western economies. With a projected increase in Western stainless steel production and Chinese nickel demand, we currently expect overall nickel demand will grow by an estimated 6.7 per cent in 2003.

Production improvements in Manitoba and PT Inco

        We produced 45,197 tonnes (100 million pounds) of nickel during the quarter, which was 6,000 tonnes (12 million pounds) below our guidance on April 16, 2003. Production fell short in Ontario due to the strike, but we exceeded our production targets at Manitoba and PT Inco. Prior to the strike, we were on target to exceed our production goals for the quarter at all of our operations, reflecting the progress we have made improving the efficiency of our business.

        Our Manitoba operations performed very well during the quarter, producing seven per cent more nickel than planned. We have resolved the ore blending issues experienced at these operations earlier this year and have solved the problem of increased magnesium oxide content through mill circuit modifications.

        PT Inco had record production of nickel in matte for the second quarter. Ore grade rose to 1.87 per cent in the second quarter, exceeding our target of 1.77 per cent for the second half of 2003. Our goal is to exceed the PT Inco plant's 150-million pound annual design capacity by continuing to increase plant throughput.

        We continue to experience cost pressures resulting from external sources that, as a practical matter, we cannot control, including currency exchange, energy, and returns on our pension plan assets. The Canadian dollar appreciated over eight per cent against the U.S. dollar during the quarter based upon the quarter-end exchange rate and 17 per cent year to date based upon the quarter-end exchange rate, while energy costs have gone up by 15 per cent year to date. We will continue our efforts to reduce controllable costs throughout our operations to mitigate the cost pressures from uncontrollable sources.

Status of strike at Ontario operations

        The 3,300 unionized production and maintenance employees at the Ontario operations went on strike on June 1. The primary issues in the strike are pensions and health care costs. We have proposed improvements to a pension plan regarded by many as the best pension plan in the North American mining industry. We believe that we need to find ways to deliver health care benefits more efficiently to employees and pensioners without reducing these benefits. We also believe that our offer is both fair to employees and responsible in terms of containing costs. Our objectives remain the same - fair and equtable pay for our employees and efficient and competitive operations in Ontario. Our goal is to end the strike and begin full production as soon as possible, but we must have an agreement that keeps our Ontario operations cost competitive and protects the future of our business. Although no talks are currently scheduled, we have had several informal discussions with union representatives and a concilator to identify the basis to restart formal negotiations. We want to continue to work with all our employees and the union to keep our Ontario operations competitive for the long-term for our company, our employees and pensioners and the Sudbury community.

Marketing developments

        Because of the strike in the Ontario operations, our regional marketing units were forced to declare force majeure under certain of their sales contracts for nickel, copper and cobalt. For nickel, this action has to date primarily affected customers for our commodity nickel products. We have been working with our customers to assist them in their efforts to meet their requirements for these products.

        Our global marketing presence and focus on value-added products generated a 12-cent premium over the average LME cash nickel price during the quarter.

Progress on growth projects

        We made significant progress in the second quarter advancing our Voisey’s Bay project. We awarded an engineering, procurement and construction management services contract to a subsidiary of the SNC-Lavalin organization for the mine and mill/concentrator at Voisey’s Bay, Labrador. We completed construction of the hydromet mini-plant at our research facilities in Mississauga, Ontario, a key component in our Voisey’s Bay R&D program, and have begun testing the pressure oxidative leaching process for Voisey’s Bay ore. Construction of phase one of the project has been underway since mid-June and we have accomplished our initial objective of completing the camp expansion. We are proceeding with roadwork, building a permanent airstrip, and site clearing for the mill/concentrator. We believe that we have a first class team in place for the Voisey's Bay project with extensive experience in working in similar geographic locations and with aboriginal people with whom we want to have good and long standing relationships.

        The comprehensive review of our Goro project is progressing well. By mid-August, we currently expect to report on the results of the review and describe how we intend to proceed with this very important project. This week French President Chirac will visit New Caledonia; both France and New Caledonia remain supportive of our project and the economic development it will bring to New Caledonia. We remain firmly committed to Goro and continue to view it as the foundation of our growth strategy.

A strong financial position for moving forward

        During the quarter we used $665 million of cash to redeem short-dated convertible debt and our convertible redeemable preferred shares. This substantially reduces our financing charges, extends our maturities and eliminates the risk of refinancing these obligations during the major construction phases of our growth projects.

        The continued strong outlook for nickel supports our convictions about Inco’s great future. We will keep our existing operations as cost-effective and profitable as possible, we will successfully develop our growth projects, and we will continue to enhance our industry’s best marketing position. We are and intend to remain a leader in the nickel industry.

I look forward to reporting on our performance again next quarter.

/s/Scott Hand

Scott Hand

Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

        We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income tax benefits relating to adjustments for tax rulings and other decisions covering transactions in prior years and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, project suspension and similar costs, including related project currency hedging gains and losses, asset impairment charges, losses or gains on debt retirements, strike expenses and, for earnings per share calculations, the premium payable on preferred share redemptions. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.

        The following table provides for the periods indicated a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

(in millions except
per share amounts)	Net Earnings				Earnings (1) Per Share

	Second Quarter		Six Months		Second Quarter		Six Months
June 30	2003	2002	2003	2002	2003	2002	2003	2002

Adjusted net earnings	$ 65	$ 65	$ 126	$ 90	$ 0.35	$ 0.31	$ 0.64	$ 0.41
Currency translation adjustments	(72)	(34)	(150)	(35)	(0.39)	(0.19)	(0.82)	(0.19)
Income tax benefits	96	--	134	--	0.52	--	0.73	--
Goro project suspension costs and related currency hedging gains, net	(6)	--	5	--	(0.03)	--	0.03	--
Loss on redemption of 5 3/4% Convertible debentures due 2004	--	--	(2)	--	--	--	(0.01)	--
Asset impairment charges	--	(1,613)	--	(1,626)	--	(8.82)	--	(8.91)
Strike expense	(23)	--	(23)	--	(0.13)	--	(0.13)	--
Redemption premium on Series E Preferred Shares	--	--	--	--	--	--	(0.08)	--

Canadian GAAP net earnings (loss), as reported	$ 60	$ (1,582)	$ 90	$ (1,571)	$ 0.32	$ (8.70)	$ 0.36	$ (8.69)

_________________

(1)

For Canadian GAAP reporting purposes, the redemption premium of $15 million payable in connection with the redemption of the Series E Preferred Shares is treated only as a reduction in earnings per share since such premium reduces retained earnings but does not affect earnings.

        We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes non-cash currency translation adjustments and other items that, given their nature, timing or extent, we believe may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing operating performance.

Outlook

        In view of the current strike at our Ontario operations, we do not believe it is appropriate to indicate whether we are comfortable with First Call consensus estimates for our 2003 adjusted net earnings, before non-cash charges, on a diluted basis. Since the strike also significantly affects production and certain information, other than nickel unit cash cost of sales after by-product credits and premiums realized over London Metal Exchange (LME) cash nickel prices, for which we have provided guidance most recently on April 16, 2003, we are withdrawing this latest guidance we provided with respect to this information covering the balance of 2003. To assist in the analysis of the currently projected effect of the strike on third quarter and full year 2003 production and other information, we have developed the following sensitivities to nickel, copper and platinum-group metals (PGMs) production for the third quarter and full year 2003 based upon certain assumptions concerning the duration of the strike. These assumptions in no way represent a prediction of how long the strike will last but are provided only to assist in the analysis of the impact of a strike of the assumed durations could have on our operating and financial results. These sensitivities, as set forth below, have assumed a two month and a three month strike:

Current Sensitivity of Effect on Total
Production of Ontario Operations Strike

	Assumed Strike of
	Two Months		Three Months
	Third Quarter	Full Year	Third Quarter	Full Year
	2003	2003	2003	2003
Nickel - pounds(1)	95	435	75	415
Copper - pounds(1)	35	230	10	205
PGMs - troy ounces(1)	20	320	20	280

(1)In millions of pounds for nickel and copper and thousands of troy ounces for PGMs

        The sensitivities outlined above for PGMs production reflect a two month lag in processing PGMs through our Port Colborne and Acton refineries and in the case of nickel production also assume that a one month scheduled maintenance shutdown at our Manitoba operations in the third quarter of 2003.

        Our nickel unit cash cost of sales after by-product credits but excluding any costs associated with any new collective agreement that would be reached covering the Ontario operations, and the premium we expect to realize over LME cash nickel prices, for the third quarter and the full year 2003 are currently projected to be $4,520 per tonne ($2.05 per pound) and $265 to $397 per tonne ($0.12 to $0.18 per pound), respectively.

        In terms of the sensitivity of our earnings per share to the strike at our Ontario operations, the following table shows, assuming a two and a three month strike, the effect on earnings per share of changes in nickel price, copper and other prices as well as, on the cost side, changes in oil and natural gas prices and in the Canadian-U.S. dollar exchange rate given that a substantial portion of expenses are incurred in Canadian dollars and we have substantial Canadian dollar denominated liabilities:

CURRENT 2003 SENSITIVITY OF EPS(1) TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR BASED UPON CERTAIN ASSUMED
DURATIONS OF ONTARIO STRIKE (IN U.S.$)

	Amount of Change (up or down)	EPS (1) Effect with Assumed Strike of
		2-mth	3-mth
Realized nickel price	$0.10/lb.	$0.13	$0.13
Realized copper price	0.10/lb.	0.08	0.07
Realized palladium price(2)	50.00/troy oz	0.02	0.02
Realized platinum price(2)	50.00/troy oz	0.01	0.01
Realized cobalt price	1.00/lb.	0.01	0.01
Cdn.-U.S. exchange rate(3) (4)	0.01	0.12	0.11
Fuel oil price(2)(4)
(West Texas Intermediate)	1.00/bbl	0.005	0.005
Natural gas price(4)	0.10/MM BTU	0.002	0.002
(1)	Basic Canadian GAAP net earnings per share
(2)	Includes the impact of hedging activities as of June 30, 2003
(3)

The EPS effect represents (a) $0.07 for a non-cash balance sheet translation effect and (b) $0.05 in the case of an assumed two-month strike and $0.04 in the case of an assumed three-month strike for operating cost translation effect

(4)	Increases in these costs and exchange rates have a negative effect on EPS

        These sensitivities, as adjusted for an assumed two month and three month strike at our Ontario operations, update the information provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risks and Uncertainties – Sensitivities” in our 2002 Annual Report to Shareholders.

        Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred.

Commentary on Results for the Second Quarter and First Six Months of 2003

(Tabular amounts are in millions of United States dollars
except per share amounts)

Results of operations

        The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

Results Summary	Second Quarter		Six Months
	2003	2002	2003	2002

Net sales	$ 599	$ 591	$ 1,192	$ 1,097
Operating loss	(10)	(2,300)	(12)	(2,258)
Net earnings (loss)	60	(1,582)	90	(1,571)
Net earnings (loss) per common share
- basic	0.32	(8.70)	0.36	(8.69)
- diluted	0.32	(8.70)	0.36	(8.69)
Cash provided by (used for) operating activities	81	154	(17)	199

        Net earnings were $60 million, or 32 cents per share (32 cents per share on a diluted basis), for the second quarter of 2003, compared with a net loss of $1,582 million, or $8.70 per share ($8.70 per share on a diluted basis), in the corresponding 2002 period. Results for the second quarter of 2003 included an after-tax expense of $23 million, or 13 cents per share, associated with the strike, which began on June 1, 2003, by production and maintenance employees at the Ontario operations. Strike expenses are those ongoing costs, such as salaries and certain employment benefits, depreciation, property taxes, utilities and maintenance incurred during the strike period which would normally be treated as production costs and charged to inventory but, in the absence of production, have been expensed. Second quarter 2003 results also included (1) a non-cash income tax benefit of $96 million, or 52 cents per share, (2) unfavourable non-cash currency translation adjustments of $72 million, or 39 cents per share, and (3) an after-tax charge of $6 million, or three cents per share, to accrue for additional costs relating to the suspension of certain development activities and other actions concerning the Goro project in New Caledonia. The income tax benefit was primarily due to the revaluation of deferred income tax liabilities for reductions in future tax rates and the overall favourable effect of certain other changes in Canadian tax legislation affecting mining companies. Currency translation adjustments of $72 million in the second quarter of 2003 were due to the effect of a significant strengthening of the Canadian dollar relative to the U.S. dollar during the quarter on Canadian-dollar denominated liabilities. Second quarter 2003 results also reflected significantly higher average realized prices for nickel, partially offset by higher costs and expenses, lower deliveries of Inco-source nickel and platinum-group metals, and lower realized prices for palladium. The second quarter 2002 results included a non-cash after-tax asset impairment charge of $1,613 million, or $8.82 per share, to reduce the carrying value of the Voisey’s Bay project and certain other assets and unfavourable non-cash currency translation adjustments of $34 million, or 19 cents per share.

        Net earnings for the first half of 2003 were $90 million, or 36 cents per share (36 cents per share on a diluted basis), compared with a net loss of $1,571 million, or $8.69 per share ($8.69 per share on a diluted basis), in the corresponding 2002 period. Results for the first half of 2003 included the following items: (1) unfavourable non-cash currency translation adjustments of $150 million, or 82 cents per share, (2) income tax benefits of $134 million, or 73 cents per share, (3) currency hedging gains net of suspension costs relating to the Goro project of $5 million, or three cents per share, (4) a loss of $2 million, or one cent per share, realized on the redemption of certain convertible debt securities, (5) an after-tax expense of $23 million, or 13 cents per share, associated with the strike by production and maintenance employees at the Ontario operations, and (6) with respect to only the calculation of net earnings per share, a premium of $15 million, or eight cents per share, paid on the May 1, 2003 redemption of the Series E Preferred Shares. Currency translation adjustments of $150 million in the first half of 2003 were due to the effect of a significant strengthening of the Canadian dollar relative to the U.S. dollar during the period on Canadian-dollar denominated liabilities. The income tax benefits of $134 million consisted of the deferred income tax benefit referred to above and a benefit of $38 million recorded in the first quarter of 2003 relating to favourable rulings and other decisions on tax matters from Canadian and other jurisdictions regarding the tax treatment of certain prior period transactions and other issues. First half 2003 results also reflected significantly higher average realized prices for nickel, partially offset by higher costs and expenses, lower deliveries of Inco-source nickel, platinum, palladium, copper and cobalt, and lower realized prices for certain platinum-group metals. Results for the first half of 2002 included non-cash after-tax asset impairment charges of $1,626 million, or $8.91 per share, to reduce the carrying value of the Voisey’s Bay project and certain other assets and unfavourable non-cash currency translation adjustments of $35 million, or 19 cents per share.

Net sales

        Net sales increased slightly to $599 million in the second quarter of 2003, compared with $591 million in the corresponding 2002 period, due to significantly higher average realized prices for nickel, partially offset by lower deliveries of Inco-source nickel and platinum-group metals, and lower realized prices for palladium. The decrease in deliveries was primarily due to lower production at the Ontario operations as a consequence of the June 1, 2003 strike by production and maintenance employees, partially offset by higher nickel deliveries from the Manitoba operations resulting from increased demand for plating products in China.

        In the first half of 2003, net sales were $1,192 million, up nine per cent from $1,097 million in the corresponding 2002 period. The increase was primarily due to significantly higher average realized prices for nickel, partially offset by lower deliveries of Inco-source nickel, platinum, palladium, copper and cobalt, and lower realized prices for certain platinum-group metals. The decrease in deliveries was primarily due to lower production at the Ontario operations as a result of the strike and at our 59 per cent owned subsidiary, PT Inco, as a result of its scheduled furnace rebuild that was completed in the first quarter of 2003.

Costs and expenses

Cost of sales and operating expenses

        Cost of sales and operating expenses increased 21 per cent and 22 per cent in the second quarter and first half of 2003, respectively, compared with the corresponding 2002 periods, reflecting the adverse impact of a strengthening of the Canadian dollar relative to the U.S. dollar, higher energy costs and employment expenses, and increased costs and operating expenses for purchased intermediates. Cost of sales and operating expenses included a pre-tax expense of $35 million in the second quarter and first half of 2003 associated with the strike by production and maintenance employees at the Ontario operations. In addition, deliveries of purchased finished nickel in the second quarter and first half of 2003 increased by 31 per cent and 38 per cent, respectively, compared with the corresponding 2002 periods. The cost of these purchases is based upon LME and other benchmark prices and is included in cost of sales.

        Nickel unit cash cost of sales after by-product credits increased to $4,189 per tonne ($1.90 per pound) in the second quarter of 2003 and $4,322 per tonne ($1.96 per pound) in the first half of 2003 from $2,712 per tonne ($1.23 per pound) and $2,888 per tonne ($1.31 per pound), respectively, in the corresponding periods of 2002. These increases were principally due to the unfavourable effect of a strengthening of the Canadian dollar relative to the U.S. dollar, the impact of higher costs for and processing of larger volumes of purchased intermediates, higher energy and employment and pension costs and lower contributions from by-products, primarily resulting from higher copper production costs and lower realized prices for two platinum-group metals, palladium and rhodium, partially offset by higher realized prices for copper and platinum. The average value of the Canadian dollar, the currency in which a substantial portion of our operating expenses is incurred, strengthened against the U.S. dollar by 11 per cent in the second quarter of 2003 and by nine per cent in the first half of 2003 relative to the corresponding 2002 periods. Excluding the costs associated with purchased intermediates, nickel unit cash cost of sales after by-product credits was approximately $3,748 per tonne ($1.70 per pound) in the second quarter of 2003 and approximately $3,815 per tonne ($1.73 per pound) in the first half of 2003.

        We use purchased intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased intermediates is higher than processing our own mine production and increases as the prevailing prices on which this material is purchased by us, LME cash nickel or other benchmark prices, increases, the price realizations are also higher resulting in margins on these purchases remaining relatively unchanged.

        The increase in energy costs was due to higher prices paid for natural gas at the Ontario operations and higher prices paid for fuel oil at PT Inco.

        Nickel production decreased by 19 per cent to 45,197 tonnes (100 million pounds) in the second quarter of 2003, compared with 55,445 tonnes (122 million pounds) in the corresponding 2002 period, reflecting lower ore grades at the Canadian operations and, as discussed above, reduced production at the Ontario operations due to the strike, partially offset by the processing of higher volumes of purchased intermediates and higher ore grades at PT Inco. Nickel production decreased by 17 per cent to 95,425 tonnes (210 million pounds) in the first half of 2003, compared with 114,992 tonnes (254 million pounds) in the corresponding 2002 period, reflecting lower production at the Ontario operations due to the strike and seismic activity at the Creighton Mine during the first quarter of 2003 and lower production during the first quarter of 2003 at PT Inco due to the furnace rebuild, partially offset by the processing of higher volumes of purchased intermediates and higher ore grades at PT Inco.

Selling, general and administrative

        Selling, general and administrative expenses were $36 million in the second quarter of 2003, down slightly from $37 million in the second quarter of the 2002. Selling, general and administrative expenses decreased 13 per cent to $60 million in the first half of 2003, compared with $69 million in the corresponding 2002 period, primarily due to lower accruals for common share appreciation rights expense under our stock compensation plans.

Research and development

        Research and development expenses increased to $9 million and $14 million in the second quarter and first half of 2003, respectively, from $5 million and $8 million in the respective 2002 periods, primarily due to higher spending on the hydromet research program relating to the Voisey’s Bay project.

Currency translation adjustments

        Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable, asset retirement obligations and deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments of $72 million and $150 million in the second quarter and first half of 2003, respectively, were due to the significant strengthening of the Canadian dollar relative to the U.S. dollar during these periods.

Non-operating items

Interest expense

        Interest expense for the second quarter and first half of 2003 was $12 million and $26 million, respectively, compared with $13 million and $23 million in the respective periods of 2002. The increase in the first half of 2003 was due to higher average debt outstanding relative to the corresponding period in 2002. Interest expense excluded capitalized interest of $11 million and $24 million in the second quarter and first half of 2003, respectively, compared with $4 million and $6 million, respectively, in the corresponding 2002 periods, on the increased level of debt.

Other income, net

        Other income increased by $9 million to $13 million in the second quarter of 2003, compared with $4 million in the second quarter of 2002, primarily due to gains of $16 million realized from the sale or transfer of shares and other interests contributed to or received in conjunction with strategic and other collaborations relating to our primary metals operations, partially offset by an additional provision for losses relating to certain receivables arising from commercial relationships with one of our principal customers that had filed for bankruptcy protection in March 2002. Other income increased by $34 million to $41 million in the first half of 2003, compared with $7 million in the corresponding period of 2002, due to gains of $35 million realized from the sale or transfer of shares and other interests contributed to or received in conjunction with strategic and other collaborations relating to our primary metals operations. In addition, currency hedging gains of $11 million were realized on the closing out of certain forward currency contracts and interest income also increased as a result of higher levels of cash and marketable securities in the first half of 2003 relative to the corresponding period in 2002. These favourable occurrences were partially offset by the additional provision for losses relating to certain receivables referred to above and a loss of $2 million on the May 1, 2003 redemption of our 5¾% Convertible Debentures due 2004. The forward currency contracts, which had been entered into to reduce exposure to exchange rate changes associated with certain planned Goro project expenditures to be incurred in certain currencies, were closed out in early

January 2003 since they no longer matched the timing of such expenditures due to their deferral as a result of the comprehensive review of the Goro project currently being undertaken.

Income and mining taxes

        The effective income and mining tax rates in the second quarter and first half of 2003 were significantly affected by the recognition of the income tax benefits discussed above. In addition, the effective income and mining tax rates were affected by significantly higher non-deductible currency translation adjustments, partially offset by non-taxable gains from the sale or transfer of shares and other interests, which are not subject to tax as a result of available capital losses, and currency hedging gains included in other income. The effective rate was also favourably impacted by the higher earnings of PT Inco which are taxed at a relatively lower rate. The effective income and mining tax rates in the second quarter and first half of 2002 were adversely affected by an asset impairment charge where a portion of that charge was not deductible for tax purposes.

Minority interest

        Minority interest increased by $3 million and $10 million in the second quarter and first half of 2003, respectively, compared with the corresponding 2002 periods, primarily due to the higher earnings of PT Inco.

Cash Flows and Financial Condition

        Cash flow generated from operating activities before changes in working capital was $103 million in the second quarter of 2003, down from $134 million in the corresponding 2002 period. Net cash provided by operating activities (after changes in working capital) in the second quarter of 2003 was $81 million, compared with $154 million in the corresponding quarter of 2002. The decrease in net cash provided by operating activities in the second quarter of 2003 relative to the corresponding 2002 period was due to lower earnings, excluding asset impairment and other non-cash items, higher tax payments in 2003 and an increase in non-cash working capital principally attributable to lower accounts payable and accrued liabilities as a result of the strike and higher cost of inventories, partially offset by lower accounts receivable. Net cash used for operating activities in the first half of 2003 was $17 million, compared with net cash provided by operating activities of $199 million in the corresponding 2002 period. The change was primarily due to higher tax payments in 2003 and an increase in non-cash working capital principally attributable to lower accounts payable and accrued liabilities as a result of the June 1, 2003 strike and higher cost of inventories, partially offset by higher earnings, excluding asset impairment and other non-cash items.

        Net cash used for investing activities increased to $113 million and $277 million in the second quarter and first half of 2003, respectively, compared with $85 million and $153 million in the respective periods of 2002. The increases were primarily due to higher planned capital expenditures in 2003, mainly in respect of the Voisey’s Bay and Goro projects.

        Net cash used for financing activities was $661 million and $240 million in the second quarter and first half of 2003, respectively, compared with net cash provided by financing activities of $419 million and $378 million, respectively, in the corresponding periods of 2002. In March 2003, we issued and sold in concurrent private offerings (i) $273 million amount payable at maturity of Convertible Debentures due March 14, 2023, representing $249 million in gross proceeds to us, and (ii) $227 million aggregate principal amount of Subordinated Convertible Debentures due March 14, 2052. The total combined gross proceeds were $476 million from these two issues of convertible debt securities. The net cash proceeds of $470 million received from the concurrent private offerings, after commissions and other expenses, were used to redeem in the second quarter of 2003 (i) our Series E Preferred Shares, and (ii) $173 million aggregate principal amount of our 5¾% Convertible Debentures due 2004. For Canadian reporting purposes, these convertible securities had been recorded as $114 million of debt and $356 million of equity. For United States reporting purposes, these convertible securities had been recorded as debt.

        On March 28, 2003, we announced that we would exercise our optional right to redeem all of our issued and outstanding Series E Preferred Shares having a $472 million aggregate liquidation preference and which were subject to mandatory redemption in 2006, with such redemption to be effective May 1, 2003. We also announced the redemption of all of our outstanding $173 million aggregate principal amount of 5¾% Convertible Debentures due 2004 on May 1, 2003. These redemptions were completed on May 1, 2003. The total aggregate redemption price for the Series E Preferred Shares was $487 million, including a total redemption premium of $15 million based upon the $50 issue price per Series E Preferred Share. The total aggregate redemption price for the $173 million aggregate principal amount of 5¾% Convertible Debentures due 2004 was $178 million, including $3 million in accrued interest.

        At June 30, 2003, cash and marketable securities were $553 million, down from $1,087 million at December 31, 2002, reflecting the cash paid in respect of the redemptions of the Series E Preferred Shares and 5¾% Convertible Debentures due 2004 in the second quarter of 2003, partially offset by the net cash proceeds of $470 million received from the two concurrent private offerings of convertible debt in the first quarter of 2003. Total debt was $1,550 million at June 30, 2003, down from $1,643 million at December 31, 2002. Total debt as a percentage of total debt plus shareholders’ equity was 29 per cent at June 30, 2003, compared with 30 per cent at December 31, 2002. Under Canadian GAAP, a substantial portion of our convertible debt is recorded as equity and not debt.

Accounting changes

(a) Expensing cost of stock options

        Effective January 1, 2003, we changed our accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees in 2003 and in future years. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option-pricing model. As a result of this change in accounting, which was applied prospectively, an expense of $1 million and $2 million was recorded in the second quarter and first half of 2003, respectively, to reflect the fair value of stock options granted to employees in the first half of 2003.

(b) Asset retirement obligations

        Effective January 1, 2003, we adopted a new accounting standard relating to asset retirement obligations. Under this new standard, retirement obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and depreciated over the asset’s useful life. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. As a result of this change, the deficit increased by $18 million at January 1, 2003, property, plant and equipment increased by $37 million at December 31, 2002, deferred income and mining taxes decreased by $12 million at December 31, 2002, and the asset retirement obligation increased by $67 million at December 31, 2002. A pre-tax expense of $2 million and $4 million was recorded in the second quarter and first half of 2003, respectively, for accretion and depreciation for asset retirements.

Access to Webcast of Quarterly Conference Call

        As previously announced, interested investors can listen to our second quarter 2003 results conference call with the investment community on a live, listen-only basis, or access the archival of the call through the Internet or toll-free telephone call in North America.

        The conference call is scheduled for July 22, 2003 beginning at 3:00 p.m. (Toronto time) and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the call. Slides or other statistical information to be used for the conference call can be accessed and will be available for online viewing through www.newswire.ca/webcast by clicking on the event title or through our website, www.inco.com, by clicking on the “Latest Quarterly Webcast” link on the homepage.

        The archival webcast of the conference call can be accessed via the Internet through www.newswire.ca/webcast. A recording of the conference call can be listened to by telephone until 11:59 p.m. (Toronto time) on July 29 by dialing 1-800-558-5253 in North America and by entering the reservation number 21152933. This recording is also available outside North America by dialing (416) 626-4100.

        This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production at its Indonesian operations, nickel demand, capital expenditures, premiums realized on its metals prices, sensitivity of its production of nickel, copper and precious metals to assumed durations of the strike at the Company’s Ontario operations, the sensitivity of financial results to changes in nickel and other metals prices, exchange rates and interest, energy and other costs based upon certain assumed durations of the strike at the Ontario operations, its Goro and Voisey’s Bay projects and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply and demand for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, including the strike affecting our Ontario operations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, the completion and results of a comprehensive review of the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and labour relations and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

July 22, 2003
IN 03/22

For further information:

Media Relations:	Steve Mitchell	(416) 361-7950
Investor Relations:	Sandra Scott	(416) 361-7758

or www.inco.com

Inco Limited

Key Financial and Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,

Average Realized Prices	2003	2002	2003	2002

Nickel(1) -per tonne	$ 8,652	$ 7,296	$ 8,618	$ 6,901
- per pound	3.92	3.31	3.91	3.13
Copper -per tonne	1,641	1,673	1,686	1,656
- per pound	0.74	0.76	0.76	0.75
(1) Including intermediates
LME Average Cash Prices
Nickel -per tonne	8,375	6,950	8,361	6,578
- per pound	3.80	3.15	3.79	2.98
Copper -per tonne	1,641	1,611	1,652	1,584
- per pound	0.74	0.73	0.75	0.72
Deliveries
Nickel in all forms (tonnes)
- Inco-source	50,245	56,726	96,115	109,915
- Purchased finished	6,995	5,357	14,963	10,846

	57,240	62,083	111,078	120,761

Copper (tonnes)	22,506	30,691	58,759	62,712

Cobalt (tonnes)	269	386	595	760

	(in thousands)
Platinum-group metals (troy ounces)	96	121	184	211

Gold (troy ounces)	12	19	30	38

Silver (troy ounces)	500	410	910	830

Nickel Production and Unit Costs
Nickel production
in all forms (tonnes)	45,197	55,445	95,425	114,992

Nickel unit cash cost of sales
before by-product credits
- per tonne	$ 4,189	$ 3,153	$ 4,145	$ 3,175
- per pound	1.90	1.43	1.88	1.44
Nickel unit cash cost of sales
after by-product credits
- per tonne	4,189	2,712	4,322	2,888
- per pound	1.90	1.23	1.96	1.31
Finished nickel inventories
at end of period (tonnes)	23,086	28,406	23,086	28,406

Operating Earnings (Loss) (in
millions)
Canadian and U.K. Operations	$ 45	$ 100	$ 95	$ 164
PT Inco	33	19	57	24
Corporate and other	(88)	(2,419)	(164)	(2,446)

	$(10)	$ (2,300)	$ (12)	$ (2,258)

Inco Limited

Consolidated Statement of Earnings

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of United States dollars except per share amounts)	2003	2002	2003	2002

Net sales	$ 599	$ 591	$ 1,192	$ 1,097

Costs and operating expenses
Cost of sales and operating expenses	412	341	831	684
Depreciation and depletion	68	71	131	135
Selling, general and administrative	36	37	60	69
Research and development	9	5	14	8
Exploration	6	5	12	9
Currency translation adjustments	72	34	150	35
Goro project suspension costs	6	--	6	--
Asset impairment charges	--	2,398	--	2,415

Total costs and operating expenses	609	2,891	1,204	3,355

Operating loss	(10)	(2,300)	(12)	(2,258)
Interest expense	12	13	26	23
Other income, net	(13)	(4)	(41)	(7)

Earnings (loss) before income and mining taxes and minority	(9)	(2,309)	3	(2,274)
interest
Income and mining taxes	(79)	(734)	(105)	(711)

Earnings (loss) before minority interest	70	(1,575)	108	(1,563)
Minority interest	10	7	18	8

Net earnings (loss)	60	(1,582)	90	(1,571)
Dividends on preferred shares	--	(7)	(6)	(13)
Accretion of convertible debt	(1)	(1)	(3)	(2)
Premium on redemption of preferred shares	--	--	(15)	--

Net earnings (loss) applicable to common shares	$ 59	$(1,590)	$ 66	$(1,586)

Net earnings (loss) per common share Basic	$0.32	$(8.70)	$ 0.36	$ (8.69)

Diluted	$ 0.32	$(8.70)	$ 0.36	$ (8.69)

Inco Limited

Consolidated Balance Sheet

(Unaudited)

	June 30,	December 31,
(in millions of United States dollars)	2003	2002

(Restated)
ASSETS
Current assets
Cash and marketable securities	$ 553	$ 1,087
Accounts receivable	278	251
Inventories	626	576
Other	78	73

Total current assets	1,535	1,987
Property, plant and equipment	6,694	6,382
Deferred charges and other assets	238	208

Total assets	$ 8,467	$ 8,577

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Long-term debt due within one year	$ 115	$ 97
Accounts payable	183	338
Accrued payrolls and benefits	118	118
Other accrued liabilities	223	210
Income and mining taxes payable	5	167

Total current liabilities	644	930
Deferred credits and other liabilities
Long-term debt	1,435	1,546
Deferred income and mining taxes	1,549	1,352
Post-retirement benefits	569	475
Asset retirement obligation	140	119
Minority interest	384	368

Total liabilities	4,721	4,790

Shareholders' equity
Convertible debt	599	238

Preferred shares	--	472

Common shareholders' equity
Common shares issued and outstanding 184,025,812	2,793	2,771
(2002 - 183,238,351 shares)
Warrants	62	62
Contributed surplus	561	559
Deficit	(269)	(335)

	3,147	3,057

Contingently issuable equity	--	20

Total shareholders' equity	3,746	3,787

Total liabilities and shareholders' equity	$ 8,467	$ 8,577

Inco Limited

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of United States dollars)	2003	2002	2003	2002

Operating activities
Earnings (loss) before minority interest	$ 70	$(1,575)	$ 108	$(1,563)
Charges (credits) not affecting cash
Depreciation and depletion	68	71	131	135
Deferred income and mining taxes	(75)	(784)	(58)	(787)
Asset impairment charges	--	2,398	--	2,415
Other	40	24	72	28
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	43	(33)	(27)	(84)
Inventories	(30)	(3)	(50)	(3)
Accounts payable and accrued liabilities	(12)	5	(53)	13
Income and mining taxes payable	(41)	59	(162)	66
Other	18	(8)	22	(21)

Net cash provided by (used for) operating activities	81	154	(17)	199

Investing activities
Capital expenditures	(128)	(85)	(291)	(157)
Other	15	--	14	4

Net cash used for investing activities	(113)	(85)	(277)	(153)

Financing activities
Long-term borrowings (repayments)	(170)	417	(216)	380
Convertible debt issued	--	--	470	--
Preferred shares redeemed	(487)	--	(487)	--
Common shares issued	--	9	4	12
Preferred dividends paid	--	(7)	(6)	(13)
Dividends paid to minority interest	(1)	--	(2)	(1)
Other	(3)	--	(3)	--

Net cash provided by (used for) financing activities	(661)	419	(240)	378

Net increase (decrease) in cash and marketable securities	(693)	488	(534)	424
Cash and marketable securities at beginning of period	1,246	242	1,087	306

Cash and marketable securities at end of period	$ 553	$ 730	$ 553	$ 730